Exhibit 5.1

December 16, 2014

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

RE:	Kindred Healthcare, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I and other members of the legal department of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), have acted as counsel to the Company, in connection with the registration statement on Form S-4 (No. 333-200454), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $0.25 per share (the “Securities”), that may be issued in connection with the merger of Kindred Healthcare Development 2, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), with and into Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), with Gentiva continuing as the surviving corporation and a wholly-owned subsidiary of the Company, as described in the Registration Statement (the “Merger”).

I have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to my satisfaction all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed and (ii) that the Securities that may be issued in connection with the Merger conform to the form thereof that I have reviewed.

Based on the foregoing, it is my opinion that the Securities that may be issued in connection with the Merger have been duly authorized and, when the Registration Statement has been declared effective under the Act by the Commission and such Securities have been duly executed and issued in exchange for shares of common stock of Gentiva in accordance with the Agreement and Plan of Merger, dated as of October 9, 2014, between the Company, Merger Subsidiary and Gentiva, such Securities will be validly issued, fully paid and non-assessable.

Kindred Healthcare, Inc.

December 16, 2014

The foregoing opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware (including the applicable reported judicial decisions interpreting that law).

This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to myself and this opinion under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Co-General Counsel and Corporate Secretary